Exhibit 11
           OMNICARE, INC. AND SUBSIDIARY COMPANIES
        Computation of Earnings Per Common Share (EPS)
        (in thousands, except per share data)

                                                   Three Months Ended     Six Months Ended
                                                          June 30,           June 30,
                                                   ------------------   -------------------
                                                      2000     1999       2000      1999
                                                    -------   -------   --------   -------
Basic Earnings:
    Net income                                      $10,676   $ 4,878   $ 25,069   $32,685
                                                    =======   =======   ========   =======
    Shares
      Weighted average number of common
          shares outstanding                         92,155    90,890     91,877    90,709
                                                    =======   =======   ========   =======
          Basic earnings per common share           $  0.12   $  0.05   $   0.27   $  0.36
                                                    =======   =======   ========   =======
Diluted Earnings (a):
    Net income                                      $10,676   $ 4,878   $ 25,069   $32,685
                                                    =======   =======   ========   =======
    Shares
      Weighted average number of common
          shares outstanding                         92,155    90,890     91,877    90,709
      Additional shares assuming conversion of
          stock options and stock warrants (b)         --         183       --         267
                                                    -------   -------   --------   -------
      Weighted average common shares outstanding,
          as adjusted                                92,155    91,073     91,877    90,976
                                                    =======   =======   ========   =======
          Diluted earnings per common share         $  0.12   $  0.05   $   0.27   $  0.36
                                                    =======   =======   ========   =======


(a) The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 which are convertible into 8,712,121 shares at $39.60 per share were outstanding during the three and six months ended June 30, 2000 and 1999, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) Options and warrants to purchase shares of common stock were excluded from the computation of diluted earnings per share in those cases where the exercise price was greater than the average market price of common shares.